Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements on Form S-8 of BiomX Inc. of our report dated June 11, 2026, relating to the financial statements of Dr. Frucht Systems Ltd. as of December 31, 2025 and 2024, and for the two years then ended, which appears in this Form 8-K/A of BiomX Inc.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

June 30, 2026

Tel Aviv, Israel